UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14 A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FORTUNE BRANDS INNOVATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) and 0-11

Supplement to the Proxy Statement for the Annual Meeting of Shareholders

The following information relates to and supplements the definitive proxy statement (the “Proxy Statement”) of Fortune Brands Innovations, Inc. (the “Company”), furnished to shareholders of the Company in connection with the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday May 5, 2026 at 8:00 a.m. (CDT) at 1 Horizon Way, Building Z, Deerfield, Illinois, which was filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2026. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the respective meanings given to them in the Proxy Statement.

This Supplement is being filed to clarify the treatment of broker non-votes with respect to Proposal No. 4 (Approval of the Company’s Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements) (“Proposal No. 4”) and Proposal No. 6 (Shareholder proposal to elect each director annually, if properly presented) (“Proposal No. 6”).

The disclosure provided in the section titled “Frequently Asked Questions” under the question “What if I don’t mark the boxes on my proxy or voting instruction card?” on page 83 of the Proxy Statement is hereby amended and restated in its entirety as follows:

What if I don’t mark the boxes on my proxy or voting instruction card?

Unless you give other instructions on your proxy card or your voting instruction card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named in the enclosed proxy card will vote your shares in accordance with the recommendations of the Board, which are FOR the election of each director named in Proposal 1, FOR Proposals 2, 3, 4 and 5. If you do not provide voting instructions on Proposal 6, your shares will not be voted.

If you are a beneficial owner and you have not provided voting instructions, your bank, broker or other nominee is only permitted to use its discretion to vote your shares on certain routine matters (only Proposal 2 qualifies as a routine matter for this purpose). If you have not provided voting instructions to your bank, broker or other nominee on non-routine matters (Proposals 1, 3, 4, 5 and 6), your bank, broker or other nominee is not permitted to use its discretion to vote your shares. Therefore, we urge you to give voting instructions to your bank, broker or other nominee on all six proposals. Shares that are not permitted to be voted by your bank, broker or other nominee with respect to any matter are called “broker non-votes.” Broker non-votes will be counted for the purposes of establishing a quorum at the Annual Meeting and will have no impact on Proposals 1, 3, and 6, will have the same effect as a vote “AGAINST” Proposals 4 and 5, and will not be applicable to Proposal 2 because your bank, broker or other nominee will be permitted to use discretion to vote your shares on this proposal.

The disclosure provided in the section titled “Frequently Asked Questions” under the question “How many votes are needed to approve a proposal?” beginning on page 83 of the Proxy Statement is hereby amended and restated in its entirety as follows:

How many votes are needed to approve a proposal?

The nominees for director in non-contested elections must receive a majority of the votes cast at the Annual Meeting, in person or by proxy, to be elected. A proxy card marked to abstain on the election of a director and any broker non-votes will not be counted as a vote cast with respect to that director.

Under the Company’s majority vote Bylaw provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the shareholder vote. The Board (excluding the nominee in question) will decide within 90 days of that certification, through a process managed by the Nominating and Governance Committee, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC.

The affirmative vote of shares representing a majority in voting power of the Company Stock, present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter is necessary for the approval of Proposals 2, 3 and 6. The shareholder vote on Proposal 6 is an advisory vote only, and it is not binding on the Company or the Board. The affirmative vote of the holders representing at least 75% of outstanding shares of Company Stock entitled to vote is necessary for the approval of Proposals 4 and 5.

Proxy cards marked to abstain on Proposals 2, 3, 4, 5 and 6 will have the effect of a negative vote. Broker non-votes are not applicable to Proposal 2 because your bank, broker or other nominee will be permitted to use discretion to vote your shares on this proposal. Broker non-votes will have no impact on Proposals 1, 3, and 6. Broker non-votes will have the same effect as a vote “AGAINST” Proposals 4 and 5.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. Information on how to vote your shares, or change or revoke your prior vote, is available in the Proxy Statement.